UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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SEI INSTITUTIONAL MANAGED TRUST SEI INSTITUTIONAL INTERNATIONAL TRUST SEI INSTITUTIONAL INVESTMENTS TRUST SEI TAX EXEMPT TRUST SEI DAILY INCOME TRUST SEI ASSET ALLOCATION TRUST
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Investors to Receive Proxy Mailing for SEI Funds

In early November, a proxy mailing will be sent to SEI Fund shareholders requesting votes on two proposals. First, shareholders are being asked to elect Trustees for the funds. There are eight nominees, one of which is a new trustee and seven of which are existing trustees. Second, certain funds are proposing an amendment to their governing documents that would reduce the quorum requirement for shareholder meetings, which means reducing the number of shareholders that must be present in person or by proxy in order to hold a shareholder meeting. This proposal is intended to reduce the cost to the funds of holding a shareholder meeting, which can be significant. If approved, the quorum requirement would be reduced from a majority to one-third of shareholders. The proposals are noted below:

Proposal 1: To elect, as a slate of nominees, each of the current Trustees and one new Trustee (individually, a “Nominee” and collectively, the “Nominees”) to the Board of Trustees of the Trusts.

Proposal 2: To amend the Agreement and Declaration of Trust for each of SIMT, SIT, STET and SDIT to reduce the shareholder quorum requirement from a majority to one-third (33-1/3%).

They will be sent to shareholders of the following funds:

Fund	Relevant Proposal
SEI Institutional Managed Trust (“SIMT”)	Proposal 1 and Proposal 2
SEI Institutional International Trust (“SIT”)	Proposal 1 and Proposal 2
SEI Institutional Investments Trust (“SIIT”)	Proposal 1
SEI Tax Exempt Trust (“STET”)	Proposal 1 and Proposal 2
SEI Daily Income Trust (“SDIT”)	Proposal 1 and Proposal 2
SEI Asset Allocation Trust (“SAAT”)	Proposal 1

A list of frequently asked questions is provided on the following pages. If the necessary proxy cards are not returned in a timely manner, telephone calls will be placed to shareholders requesting that they complete and return the cards. If you have any questions about the proxy process, Contact your SEI Representative at 1-800-DIAL-SEI.

© 2015 SEI

Q & A: QUESTIONS AND ANSWERS

Q. What will be mailed to investors?

A. Investors will receive proxy materials - a booklet that includes a Notice of Special Meeting of Shareholders, the Proxy Statement and a proxy card.

Q. Why are they being asked to elect Trustees?

A. The reasons behind Proposal 1 arise from legal requirements that apply to mutual funds, such as the Funds. Vacancies on a trust’s Board may be filled by appointment of a trustee (without a shareholder vote), if immediately after such appointment, more than two-thirds of the trustees have been elected by shareholders. Five of the seven current Trustees were elected by shareholders. The other two current Trustees were appointed by the Board to fill vacancies (including vacancies resulting from an increase in the number of trustees on the Board). Therefore, more than two-thirds of the current Trustees were elected by shareholders.

The Board recently determined that increasing the size of the Board would be in the best interests of the Funds and their shareholders. However, the Board is unable to simply appoint a new Trustee to the Board to fill the vacancy created by this increase in size because immediately after such appointment, less than two-thirds of the Trustees (five out of eight) would have been elected by shareholders. Therefore, shareholder approval is required to add the new Trustee to fill the vacancy created by the increase in the size of the Board.

Q. How was the nomination of the new Trustee determined?

A. The Board’s Governance Committee is composed entirely of Independent Trustees and is tasked with, among other things, periodically reviewing the composition of the Board (including its size and the balance of its members’ skills, experience and background), selecting and nominating candidates to serve as Independent Trustees, and evaluating the qualifications for membership of candidates. After considering a number of candidates, the Board’s Governance Committee has unanimously voted to recommend Ms. Susan C. Cote as a Nominee for Independent Trustee based on, among other things, her educational background, business and professional experience, knowledge of financial services and investment management, and industry reputation.

Q. Why do current Trustees have to be elected?

A. Alongside the election of Ms. Cote as a new Trustee, shareholders are being asked to elect the full slate of current Trustees to the Board of the Trusts. Given that the Trusts will already be incurring the costs of a proxy statement to elect Ms. Cote, the Board recommends that shareholders also elect (or re-elect, as the case may be) all of the current Trustees to the Board to reduce future Fund expenses by effectively extending the period of time until another shareholder proxy to elect trustees will be required. In other words, by electing the current Trustees at this time, the Funds will have more flexibility to fill a future vacancy on the Board (including any vacancies occurring as a result of an increase in the size of the Board) without having to incur the cost and time of a shareholder proxy.

Q. What will happen if the current Trustees are not elected?

A. The current Trustees will remain in place on the Board, even if the Trusts do not receive sufficient votes to formally elect them. However, failing to elect the Trustees would result in the Funds incurring significant costs in connection with a shareholder proxy the next time that there is a vacancy on the Board (including any vacancy occurring as a result of an increase in the size of the Board). If the proposal is not approved, the Board will take such further action as it deems to be in the best interests of the Funds’ shareholders, which may include reproposing the election of any Trustees who are not elected.

Q. Why is the Board recommending that SIMT, SIT, STET and SDIT reduce their shareholder quorum requirement?

A. After careful consideration and based on costs incurred by the Funds in connection with prior shareholder meetings, the Board has determined that it is in the best interest of the Funds that are series of SIMT, SIT, STET and SDIT to reduce their shareholder quorum requirements, to the extent permitted under the 1940 Act. Quorum means the number of shareholders that must be present at a shareholder meeting (in person or by proxy) in order for a vote to be taken. Presently, a majority of the shares entitled to vote constitutes a quorum. The Funds have a wide shareholder base, which can make it very difficult to obtain a sufficient number of responses from shareholders to achieve a quorum at a shareholder meeting.  Obtaining responses requires substantial time, money and resources, which results in considerable costs and expenses to the Funds. Therefore, the Board recommends that shareholders vote to reduce the shareholder quorum requirement to one-third of shareholders in order to reduce Fund expenses incurred through proxy solicitation efforts.

For each of SIMT, SIT, STET and SDIT, the quorum requirement is set forth in a governing document called a Declaration of Trust. The quorum requirement in the Declarations of Trust may only be amended with approval of shareholders. Therefore, at the shareholder meeting, shareholders are being asked to approve amendments to the Declarations of Trust for SIMT, SIT, STET and SDIT that will lower the quorum requirement.

Q. Why don’t the Funds of SIIT and SAAT have to vote to amend their shareholder quorum requirement?

A. The shareholder quorum requirements for SIIT and SAAT are contained in each Trust’s By-Laws, which may be changed by the Board without the vote of shareholders. At a meeting of the Board held on September 15 and 16, 2015, the Board unanimously approved a resolution to amend the By-Laws of SIIT and SAAT to reduce the shareholder quorum requirement to one-third (33-1/3%), to the extent permitted under the 1940 Act.

Q. What will happen if the Proposal to reduce the shareholder voting requirement is not approved by shareholders?

A. If the shareholders of any Trust do not vote to reduce the shareholder quorum requirement, then the shareholder quorum requirement for that Trust will remain a majority. Effectively this will require additional effort from the Trusts whenever a shareholder vote is required, which will result in greater expenses to the Fund. If the proposal is not approved, the Board will take such further action as it deems to be in the best interests of the Funds’ shareholders, which may include reproposing the proposal at a later time.